John Brenninkmeijer Joins Board of Directors
CHICAGO, August 3, 2007 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, announced today that John W. M. Brenninkmeijer has joined the board of directors. Since 2001, Mr. Brenninkmeijer has been non-executive chairman of REDEVCO Europe Services B.V., a privately held European real estate firm based in Amsterdam that focuses on retail properties. REDEVCO owns over 54 million square feet in 20 countries throughout Europe.
“We are very pleased that John has joined our board of directors,” said Mike Brennan, president and CEO of First Industrial. “John has extensive real estate experience in The Netherlands and Belgium, as well as a deep understanding of the retail sector — a leading user of industrial space and a major customer segment that we plan to serve throughout these new markets.”
Prior to joining REDEVCO, Mr. Brenninkmeijer served as a senior executive with major retailing firms in Europe, the United States, and Brazil. His board memberships include the Foundation for Translational Research at the Cancer Center Amsterdam. He earned his masters degree from Lizenziat Wirtschaftwissenschaft, Hochschule St. Gallen, St. Gallen, Switzerland.
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across more than 30 markets in the United States, Canada, The Netherlands and Belgium, our local market experts buy, (re)develop, lease, manage and sell industrial properties, including all of the major facility types — R&D/flex, light industrial, manufacturing, and regional and bulk distribution centers. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own and manage more than 100 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com.
This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: national, international, regional and local economic conditions generally and real estate markets specifically, legislation/regulation (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, changes in general accounting principles, policies and guidelines applicable to real estate investment trusts, and risks related to doing business internationally (including foreign currency exchange risks). For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Sean P. O’Neill
SVP, Investor Relations and Corporate Communications
312-344-4401

Art Harmon
Sr. Manager, Investor Relations and Corporate Communications
312-344-4320
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